EXHIBIT 9.(a)(8) - CONSENT OF SMITH CAPITAL, INC.

                                    Smith Capital, Inc.,
                                    200 Hargett Court
                                    Charlotte, North Carolina 28211


Tel 704 362 1563                                         Fax 704 364 3451



The Board of Directors
Sea Pines Associates, Inc.,

We have delivered a fairness opinion to you as of December 21, 1999, in connection with the Exchange Offer. We hereby consent to the inclusion of the opinion and related report and references to it in the Exchange Offer Prospectus and Schedule 13E-4 dated December 21, 1999 and other related documents.


                           Very truly yours,

                           s/Smith Capital, Inc.

                           Smith Capital, Inc.